Exhibit 99.2

  Code of Ethics and Business Conduct for Officers, Directors and Employees of
                          Vibrant Health International

1.   Treat in an Ethical Manner Those to Whom Vibrant Health Has an Obligation

We are committed to honesty,  just  management,  fairness,  providing a safe and healthy  environment  free  from the fear of  retribution,  and  respecting  the dignity due everyone.

For the  communities in which we live and work we are committed to observe sound environmental  business  practices  and  to  act as  concerned  and  responsible neighbors, reflecting all aspects of good citizenship.

For our  shareholders  we are  committed  to pursuing  sound growth and earnings objectives and to exercising prudence in the use of our assets and resources.

For our  suppliers  and partners we are  committed to fair  competition  and the sense of responsibility required of a good customer and teammate.

2.   Promote a Positive Work Environment

All employees want and deserve a workplace where they feel respected, satisfied, and appreciated.  We respect  cultural  diversity and recognize that the various communities  in which we may do business  may have  different  legal  provisions pertaining  to the  workplace.  As  such,  we  will  adhere  to the  limitations specified by law in all of our  localities,  and  further,  we will not tolerate harassment or  discrimination  of any kind -- especially  involving race, color, religion,  gender,  age,  national  origin,  disability,  and veteran or marital status.

Providing an  environment  that supports  honesty,  integrity,  respect,  trust, responsibility, and citizenship permits us the opportunity to achieve excellence in our workplace.  While  everyone who works for the Company must  contribute to the  creation  and  maintenance  of  such an  environment,  our  executives  and
management  personnel  assume  special   responsibility  for  fostering  a  work
environment  that is free from the fear of  retribution  and will  bring out the best in all of us.  Supervisors  must be careful  in words and  conduct to avoid placing, or seeming to place,  pressure on subordinates that could cause them to deviate from acceptable ethical behavior.

3.   Protect Yourself, Your Fellow Employees, and the World We Live In

We are committed to providing a drug-free,  safe, and healthy work  environment, and to observe  environmentally  sound business practices.  We will strive, at a minimum,  to do no harm and where possible,  to make the communities in which we work a better  place to live.  Each of us is  responsible  for  compliance  with environmental,  health, and safety laws and regulations. Observe posted warnings and regulations.  Report immediately to the appropriate  management any accident or injury  sustained on the job, or any  environmental or safety concern you may have.

4.   Keep Accurate and Complete Records

We must maintain accurate and complete Company records. Transactions between the
Company  and  outside   individuals  and  organizations  must  be  promptly  and
accurately entered in our books in accordance with generally accepted accounting
practices  and   principles.   No  one  should   rationalize  or  even  consider
misrepresenting  facts or falsifying  records. It will not be tolerated and will result in disciplinary action.

5.   Obey the Law

We will  conduct  our  business  in  accordance  with  all  applicable  laws and regulations.  Compliance  with the law  does not  comprise  our  entire  ethical responsibility.  Rather,  it is a minimum,  absolutely  essential  condition for performance of our duties. In conducting business, we shall:

     a.   Strictly Adhere to All Antitrust Laws

     Officer,  directors  and employees  must  strictly  adhere to all antitrust laws. Such laws exist in the United States, the European Union, and in many other countries where the Company may conduct business. These laws prohibit practices  in  restraint  of trade  such as  price  fixing  and  boycotting suppliers or customers.  They also bar pricing intended to run a competitor out of business; disparaging,  misrepresenting,  or harassing a competitor;
     stealing trade secrets; bribery; and kickbacks.

     b.   Strictly Comply with All Securities Laws

     In our role as a publicly  owned  company,  we must  always be alert to and comply with the  security  laws and  regulations  of the United  States and other countries.

          i.   Do Not Engage in Speculative or Insider Trading

          Federal law and  Company  policy  prohibits  officers,  directors  and employees,  directly or indirectly  through their  families or others, from  purchasing or selling  company stock while in the  possession of material,  non-public  information  concerning the Company.  This same prohibition  applies to trading  in the stock of other  publicly  held companies on the basis of material,  non-public information.  To avoid even the  appearance of  impropriety,  Company  policy also  prohibits officers,  directors  and employees  from trading  options on the open market in Company stock under any circumstances.

          Material,   non-public  information  is  any  information  that  could reasonably be expected to affect the price of a stock.  If an officer, director or employee is considering  buying or selling a stock because of inside  information  they  possess,  they  should  assume that such information  is  material.  It is  also  important  for  the  officer, director  or  employee  to keep in mind  that if any  trade  they make becomes the subject of an investigation  by the government,  the trade
          will  be  viewed   after-the-fact   with  the  benefit  of  hindsight.
          Consequently,   officers,   directors  and  employees   should  always
          carefully consider how their trades would look from this perspective.

          Two simple  rules can help  protect  you in this  area:  (1) Don't use non-public  information  for personal  gain. (2) Don't pass along such information to someone else who has no need to know.

          This  guidance also applies to the  securities of other  companies for which you  receive  information  in the course of your  employment  at
          Vibrant Health.

          ii.  Be Timely and Accurate in All Public Reports

          As a public  company,  Vibrant Health must be fair and accurate in all
          reports  filed  with  the  United  States   Securities   and  Exchange
          Commission.  Officers,  directors and management of Vibrant Health are responsible for ensuring that all reports are filed in a timely manner and that they fairly  present the  financial  condition  and operating results of the Company.

          Securities  laws are  vigorously  enforced.  Violations  may result in severe  penalties  including forced sales of parts of the business and significant  fines  against the  Company.  There may also be sanctions against individual  employees  including  substantial fines and prison sentences.

     The Chief Executive Officer and Chief Financial Officer will certify to the
     accuracy   of  reports   filed  with  the  SEC  in   accordance   with  the
     Sarbanes-Oxley  Act of  2002.  Officers  and  Directors  who  knowingly  or willingly make false certifications may be subject to criminal penalties or sanctions including fines and imprisonment.

6.   Avoid Conflicts of Interest

Our officers,  directors and employees have an obligation to give their complete loyalty to the best interests of the Company.  They should avoid any action that may involve,  or may appear to involve, a conflict of interest with the company.
Officers,  directors  and  employees  should  not  have any  financial  or other business  relationships  with  suppliers,  customers or  competitors  that might impair, or even appear to impair, the independence of any judgment they may need to make on behalf of the Company. Officers, directors and employees should avoid entering into any relationship  with  professionals,  including  accountants and attorneys, who have provided services to the Company.

Therefore, it is Company policy that officers, directors and employees may not:

     Perform services for or have a financial interest in a private company that is, or may become, a supplier, customer, or competitor of the Company

     Perform  services  for or have a  material  interest  (more  than 5% of net worth) in a  publicly  traded  company  that is, or may  become,  a client, supplier, customer, or competitor of the Company

     Perform  outside  work or  otherwise  engage  in any  outside  activity  or enterprise  that may interfere in any way with job  performance or create a conflict with the Company's best interests

     Here are some ways a conflict of interest could arise:

     o    Employment by a competitor, or potential competitor, regardless of the nature of the employment, while employed by Vibrant Health.

     o    Acceptance  of gifts,  payment,  or services  from those seeking to do business with Vibrant Health.

     o    Placement of business  with a firm owned or  controlled by an officer, director or employee or his/her family.

     o    Ownership  of,  or  substantial  interest  in,  a  company  that  is a competitor, client or supplier.

     o    Acting  as a  consultant  to a  Vibrant  Health  customer,  client  or supplier.

     o    Seeking the  services or advice of an  accountant  or attorney who has provided services to Vibrant Health.

Officers,  directors and employees are under a continuing obligation to disclose any  situation  that  presents  the  possibility  of a conflict or  disparity of interest between the officer,  director or employee and the Company.  Disclosure of any potential  conflict is the key to remaining in full  compliance with this policy.

7.   Compete Ethically and Fairly for Business Opportunities

We must comply with the laws and regulations  that pertain to the acquisition of goods and  services.  We will  compete  fairly and  ethically  for all  business opportunities.  In  circumstances  where  there is  reason to  believe  that the release or receipt of non-public information is unauthorized,  do not attempt to obtain and do not accept such information from any source.

If you are  involved  in  Company  transactions,  you must be  certain  that all statements, communications, and representations are accurate and truthful.

8.   Avoid Illegal and Questionable Gifts or Favors

The sale and marketing of Vibrant  Health's  products and services should always be free from even the perception that favorable treatment was sought,  received, or given in  exchange  for the  furnishing  or receipt of  business  courtesies.
Officers, directors and employees of Vibrant Health will neither give nor accept business  courtesies  that  constitute,  or could  be  reasonably  perceived  as constituting,  unfair business inducements or that would violate law, regulation or  policies  of  the  Company,  or  could  cause  embarrassment  to or  reflect negatively on the Company's reputation.

9.   Maintain the Integrity of Consultants, Agents, and Representatives

Business  integrity is a key standard for the  selection  and retention of those who represent  Vibrant  Health.  Agents,  representatives,  or consultants  must certify their  willingness to comply with the Company's  policies and procedures and must never be  retained  to  circumvent  our values and  principles.  Paying bribes or kickbacks, engaging in industrial espionage, obtaining the proprietary data of a third  party  without  authority,  or gaining  inside  information  or influence  are just a few  examples of what could give us an unfair  competitive advantage and could result in violations of law.

10.   Protect Proprietary Information

Proprietary  Company  information  may not be disclosed to anyone without proper authorization. Keep proprietary documents protected and secure. In the course of normal business activities,  suppliers, customers, and competitors may sometimes divulge to you information that is proprietary to their business.  Respect these confidences.

11.   Obtain and Use Company Assets Wisely

Personal use of Company  property  must always be in accordance  with  corporate policy.  Proper  use  of  Company  property,  information  resources,  material, facilities, and equipment is your responsibility.  Use and maintain these assets with the utmost care and respect,  guarding  against waste and abuse,  and never borrow or remove Company property without management's permission.

12.  Follow  the  Law  and Use  Common  Sense  in  Political  Contributions  and
Activities

Vibrant Health  encourages its employees to become involved in civic affairs and to participate in the political  process.  Employees must  understand,  however, that their  involvement  and  participation  must be on an individual  basis, on their own time,  and at their own  expense.  In the United  States,  federal law prohibits  corporations  from  donating  corporate  funds,  goods,  or services, directly or  indirectly,  to  candidates  for federal  offices -- this  includes employees' work time. Local and state laws also govern  political  contributions and activities as they apply to their respective jurisdictions, and similar laws exist in other countries.

13.  Board Committees.

The Company shall establish an Audit Committee empowered to enforce this Code of
Ethics.  The Audit Committee will report to the Board of Directors at least once each year regarding the general  effectiveness  of the Company's Code of Ethics, the Company's  controls and  reporting  procedures  and the  Company's  business conduct.

14.  Disciplinary Measures.

The Company shall  consistently  enforce its Code of Ethics and Business Conduct through  appropriate  means  of  discipline.  Violations  of the  Code  shall be promptly reported to the Audit Committee.  Pursuant to procedures adopted by it, the Audit Committee shall determine whether violations of the Code have occurred and, if so, shall  determine the  disciplinary  measures to be taken against any employee or agent of the Company who has so violated the Code.

The disciplinary  measures,  which may be invoked at the discretion of the Audit
Committee,  include,  but are  not  limited  to,  counseling,  oral  or  written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment and restitution.

Persons  subject to  disciplinary  measures  shall  include,  in addition to the violator,  others involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation,  (ii) persons who if requested to divulge information  withhold  material  information  regarding a  violation,  and (iii)
supervisors  who  approve  or condone  the  violations  or attempt to  retaliate against employees or agents for reporting violations or violators.